Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into this Form S-8 Registration Statement of Aethlon Medical, Inc. of our report, dated June 30, 2010, relating to the consolidated balance sheets of Aethlon Medical, Inc. and Subsidiaries (the “Company”) as of March 31, 2010 and 2009 and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the years in the two-year period ended March 31, 2010 and the period January 31, 1984 (inception) through March 31, 2010 (which includes an explanatory paragraph expressing substantial doubt as to the Company’s ability to continue as a going concern) appearing in the Company’s Annual Report on Form 10-K of Aethlon Medical, Inc. for the year ended March 31, 2010.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

San Diego, California
August 2, 2010